Exhibit 3.1

Amendment to the Amended Articles of Incorporation of Big Lots, Inc.

I.	New Article Eighth is added to the Amended Articles of Incorporation as follows:

Eighth:  At each meeting of shareholders for the election of directors at which a quorum is present, a nominee for election as a director in an uncontested election shall be elected to the Board of Directors if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election.  For purposes of this Article EIGHTH, brokers’ non-votes and abstentions will not be considered votes cast for or against or withheld from a nominee’s election at the shareholder meeting.  In all director elections other than uncontested elections, the nominees receiving the greatest number of votes shall be elected.  For purposes of this Article, an “uncontested election” means an election of directors at a meeting of shareholders in which the number of nominees for election does not exceed the number of directors to be elected and with respect to which no shareholder has submitted to the corporation notice of an intent to nominate a candidate for election as a director at such meeting in accordance with the corporation’s Code of Regulations, as it may be amended from time to time (the “Regulations”), or, if such a notice has been submitted with respect to such meeting, prior to the commencement of the election of directors at such meeting, each such notice with respect to such meeting has been (A) withdrawn by its respective submitting shareholder in writing to the secretary of the corporation, (B) determined not to be a valid and effective notice of nomination (such determination to be made by the Board of Directors (or a designated committee thereof) pursuant to the Regulations, or, if challenged in court, by final court order) or (C) determined not to create a bona fide election contest by the Board of Directors (or a designated committee thereof).

II.	Article Eighth of the Amended Articles of Incorporation is renumbered “Article Ninth” and Article Ninth of the Amended Articles of Incorporation is renumbered “Article Tenth”.